EXHIBIT 10.3

                  Option to Purchase Property Agreement

This Agreement made effective August 1, 1998

Between:  Carl D. Huston
          Box 1003
          Red Lake, Ontario P0V 2M0
          (hereinafter referred to as the "Optionor")

And:      Charger Ventures Inc.
          A Nevada corporation
          (hereinafter referred to as the "Optionee")

This Agreement concerns the Huston Claims, Confederation Lake, Ontario, and consists of the Agnew and Earngey Townships in the Red Lake Mining Division, and are numbered 1144151, 1144152, 1144154, (the "Title")

The terms agreed upon by the parties are as follows:

1) The Optionor warrants that he has registered the Title and owns a 100% interest in the Title. Optionor wishes to sell a 100% interest in the Title, net of a 2% NSR (net smelter return), to Optionee.

2) Optionor warrants that the Title, and each of the claims comprising the Title, are free and clear of all liens and encumbrances.

3) Optionor warrants that there are no other agreements, options or royalty's with respect to the Title, except as expressed in this Agreement.

4) Optionor warrants that he has the authority and legal right to enter into this Agreement.

5) The Optionee warrants that it is a legally incorporated entity under the laws of the State of Nevada.

6) The Optionee warrants that it will keep the Title free and clear of all liens and encumberances including all paperwork related to keeping the Title in good standing and paying of applicable property charges including taxes.

                                     105

7) As partial consideration for the rights and responsibilities granted by the Optionor, Optionee agrees to pay to the Optionor the following cash payments.

     a) $5000.00 cash payment within five (5) business days of signing of this agreement but no later than August 31, 1998.
     b)   CDN$20,000.00 cash payment on August 31, 1999,
     C)   CDN$20,000.00 cash payment on August 31, 2000.
     d)   CDN$20,000.00 cash payment on August 31, 2001.
     e)   CDN$20,000.00 cash payment on August 31, 2002.
     f) Commencing July 31, 2003 the property is subject to a $20,000.00CDN annual advance royalty payment to be made on or before August 31 of every year.

8) Optionee shall complete a minimum CDN$80,000 Phase One work program onor before July 31, 1999. At such time as Optionee has made CDN$85,000 in cash payments, and financed all work as contemplated in this Agreement, the ownership to the Title shall be delivered to the Optionee and the Optionee shall become the sole owner of the Title, subject only to the Retained NSR and the annual advanced royalty payment.

9) The parties hereto agree that, should it be deemed appropriate, they will execute a more formal agreement covering the terms of this Agreement. Optionee shall be responsible for all legal costs involved with translation of this or a more formal Agreement, claim maintenance, and transferring of Title.

10) At Such time as the Optionee has paid the sums (paragraph 7) and performed the necessary work (paragraph 8) , the Purchase Option shall be executed and the Optionee shall own a 100% unencumbered interest in the Title subject to a 2% retained NSR and the annual advanced royalty payment.

11) This Agreement shall be governed by the laws of the State of Nevada, USA. Any disagreements between the parties which cannot be settled amicably, shall be governed by a court of competent jurisdiction in Nevada.

12)  Time shall be of the essence of this Agreement.

13) This Agreement supercedes all other agreements and arrangements amoung the parties, whether written or verbal.


                                   106



Should the terms of this agreement meet your approval, kindly acknowledge with your signature below.


Carl D. Huston

Per: /s/ Carl D. Huston

Date: Sept. 4, 1998



Charger Ventures Inc.

Per. (signature illegible)

Date: Sept. 8, 1998





                                   107